Marlon Nurse, VP - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza ▪ New York, NY 10001 ▪ 212-564-4700 ▪ FAX 212-244-3075 ▪ www.plrinvest.com ▪ plrmail@plrinvest.com

NATIONAL INVESTMENT MANAGERS INCORPORATED
Steven J. Ross, CEO
(614) 923-8822

FOR IMMEDIATE RELEASE

NATIONAL INVESTMENT MANAGERS INC. ACQUIRES
ALAN N. KANTER & ASSOCIATES

Kanter & Associates Adds Approximately $400 Million to NIVM’s Assets under Administration,
Total Exceeds $11 Billion

Transaction Enhances Presence in Mid-Atlantic

DUBLIN, OH, July 17, 2008 -- National Investment Managers Inc. (OTC BB: NIVM), a nationally-operated and regionally-based retirement plan administration and investment management company, announced today that it has closed on the acquisition of Alan N. Kanter & Associates, based in Baltimore, Maryland. Kanter & Associates is a nationally recognized third party administration firm providing retirement plan design, administration, and actuarial consulting for qualified retirement plans in the small to medium-sized market. The acquisition was valued at $1.7 million. The transaction will add approximately $400 million to NIVM’s assets under administration, which currently exceed $11 billion. With the addition of Kanter & Associates, NIVM now has operations in 14 states.

Steven Ross, CEO of National Investment Managers, said, “We are very pleased to add Kanter & Associates to the National Investment Managers network. Kanter & Associates enhances our Mid-Atlantic presence, providing a dominant market position along with our existing operations in the Philadelphia area, Harrisburg, and Haddonfield, New Jersey. Its founder, Alan Kanter, is a highly regarded ERISA attorney and has been a prominent member of the retirement plan industry. Alan has built a strong and well-regarded business that perfectly complements our national network.”

John Davis, President and Chief Operating Officer of National Investment Managers added, “Kanter & Associates is recognized as one of the premier retirement plan consultants and administrators in the state of Maryland. Coupled with our existing resources and expertise in the Mid-Atlantic region, we will be able to offer area clients unparalleled quality and expertise. Our opportunity to build off the success of Kanter & Associates through the introduction of additional services and technology, ensures that we will continue to see strong annual growth from this acquisition.”

Alan Kanter, President of Alan N. Kanter & Associates, said, “We are excited to complete this transaction and join the impressive organization National Investment Managers has created. NIVM has built the preeminent national independent retirement services business through acquiring and integrating top local firms such as ours. We especially liked NIVM’s commitment to its employees and customers, and we know that our clients will see significant benefits from the additional resources and expertise that we can now offer.”

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Ross concluded, “Acquisitions such as Kanter & Associates enhance our already substantial national platform and immediately contribute to our strong operating performance. This is our third acquisition since we posted a 34% revenue increase in the first quarter of 2008. We expect to continue to acquire best in class third party administrator firms in key national markets. Combined with solid organic growth from existing operations, we are very pleased with our progress toward our 2008 operating objectives.”

About National Investment Managers Inc.
National Investment Managers Inc. is a holding company and a consolidator of pension plan administration, investment management and insurance businesses. Its strategy includes a custom-tailored acquisition formula for each acquired business, which allows local and regional entities to retain their autonomy while benefiting from the reach that a national presence offers. In addition, the Company’s approach offers entrepreneurs in these businesses an exit strategy suited to their specific needs. National Investment Managers targets businesses with stable cash flows and high operating margins to ensure successful integration of operations once a sale is concluded. Acquired companies continue to operate under their own brands, usually with minimal staff turnover to ensure that relationships of many years’ standing are not disrupted. At the same time, these formerly small businesses can cross-sell related financial services under the National Investment Managers umbrella and enjoy administrative and other support from around the country.

The member firms of National Investment Managers provide pension administration services, retirement planning, defined benefit services, asset preservation, general insurance and asset management services. Wholly-owned subsidiaries of National Investment Managers are based in Anchorage, AK; Southington, CT; Marina Del Rey, CA; Jacksonville, FL; Orlando, FL; Baltimore, MD; North Attleboro, MA; Cherry Hill, NJ; Haddonfield, NJ; New York City, NY; White Plains, NY; Bend, OR; Portland, OR; Harrisburg, PA; Horsham, PA; Wayne, PA; Providence, RI; Houston, TX; and Seattle, WA. NIVM’s corporate headquarters are located in Dublin, OH.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to raise capital, identify and complete acquisitions, integrate the acquired businesses, improve upon the operations of the acquired business units and generate cash and profits. Further information about these and other relevant risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

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